Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com
Endologix Reports 28% Fourth Quarter 2009 Revenue Growth and Continued
Positive Cash Flow from Operations
Provides 2010 revenue guidance of $62 to $66 million, an increase of 18% to 26%
IRVINE, Calif. (February 18, 2010) — Endologix, Inc. (NASDAQ: ELGX), developer of minimally invasive treatments for aortic disorders, today announced financial results for the three and twelve months ended December 31, 2009.
John McDermott, Endologix President and Chief Executive Officer, said, “The fourth quarter marks the close of a significant year for Endologix. In 2009, we launched our new delivery systems, IntuiTrak™ and IntuiTrak Express, which simplify AAA procedures for physicians and give us the lowest profile device available in the U.S. to treat large neck aneurysms. We strengthened our domestic sales force, continued to expand in international markets, generated positive cash flow and raised additional capital so we can continue investing in the growth of our business. In November, we became the first and only company to receive FDA approval for a fully percutaneous EVAR clinical trial. Overall, we are in an excellent position to execute on our growth strategy in 2010.”
Financial Results
Total revenue in the fourth quarter of 2009 was $13.7 million, a 28% increase from $10.7 million in the fourth quarter of 2008. Domestic revenue was $10.8 million, an 18% increase compared with $9.1 million in the fourth quarter of 2008. International revenue was $2.9 million, an 85% increase compared with $1.6 million in the fourth quarter of 2008.
For the 12 months ended December 31, 2009, total revenue increased 39% to $52.4 million, compared with $37.7 million for the 12 months ended December 31, 2008. For the full year 2009, domestic revenue was $43.7 million, a 37% increase compared with $31.9 million for the full year 2008. International revenue for the full year 2009 was $8.8 million, a 54% increase compared with $5.7 million for the full year 2008.
Gross profit was $10.3 million in the fourth quarter of 2009, representing a gross margin of 75%. This compares with gross profit of $7.8 million and a gross margin of 73% in the fourth quarter of 2008. Gross profit was $39.3 million for the 12 months ended December 31, 2009, representing a gross margin of 75%. This compares with gross profit of $27.3 million and a gross margin of 72% for the 12 months ended December 31, 2008. Higher gross margin for the 12 months ended December 31, 2009 was driven by more favorable product mix due to new products and lower cost of sales due to volume efficiencies.
Total operating expenses were $11.0 million in the fourth quarter of 2009, compared with $9.3 million in the fourth quarter of 2008. Marketing and sales expenses increased to $6.7 million in the fourth quarter of 2009 from $5.8 million in the same period last year. Research, development and clinical expenses increased to $2.1 million in the fourth quarter of 2009 from $1.4 million in the same period last year. General and administrative expenses increased to $2.3 million in the fourth quarter of 2009 from $2.2 million in the same period last year.
Total operating expenses for the 12 months ended December 31, 2009 were $41.6 million, compared with $39.3 million for the 12 months ended December 31, 2008. Marketing and sales expenses increased to $26.5 million for the full year 2009, up from $23.8 million for the full year 2008. Research, development and clinical expenses increased to $6.6 million for the full year 2009, up from $6.1 million for the full year 2008. General and administrative expenses decreased to $8.6 million for the full year 2009, down from $9.5 million for the full year 2008.
Endologix reported a net loss for the fourth quarter of 2009 of $676,000, or $0.01 per share, compared with a net loss of $1.6 million, or $0.04 per share, for the fourth quarter of 2008. For the 12 months ended December 31, 2009, the Company reported a net loss of $2.4 million, or

$0.05 per share, compared with a net loss of $12.0 million, or $0.28 per share, for the 12 months ended December 31, 2008.
Total cash and cash equivalents increased by $3.0 million during the fourth quarter and were $24.1 million as of December 31, 2009, compared with total cash and cash equivalents of $7.6 million as of December 31, 2008. The Company generated positive cash flow from operations for the third consecutive quarter during the fourth quarter of 2009. In August 2009, the Company raised net proceeds of approximately $14.7 million in an underwritten public offering.
“During the fourth quarter we generated strong positive cash flow from operations and we finished the year with more than $24 million in cash and cash equivalents, a $10 million available line of credit, and no meaningful outstanding debt. We believe the Company is in a solid financial position to aggressively expand our sales force and make significant investments in research and development programs that will support long term growth,” stated Endologix Chief Financial Officer Bob Krist.
Financial Guidance
For the full year 2010, the Company anticipates total revenue to be in the range of $62 million to $66 million, representing annual growth of 18% to 26%. For the full year 2010, the Company expects to generate positive GAAP earnings per share. The Company’s GAAP EPS guidance assumes planned investments in sales force expansion, research and development, and clinical initiatives and excludes the potential impact of litigation and acquisitions or other business development transactions.
Based on the timing of new product launches and continued improvements in sales force productivity, the Company expects that the majority of the revenue and earnings growth in 2010 may be weighted to the second half of the year. For the first quarter of 2010, the Company expects domestic revenue to grow sequentially from the fourth quarter of 2009.
Mr. McDermott commented, “In 2010, we plan to continue focusing on sales force productivity while increasing our number of territories by nearly 30%. We expect to make significant investments in research and development to expand our product offerings and enable us to participate in additional aortic markets. The combination of our sales force expansion and promising new product pipeline puts us in an excellent position to continue to drive growth in the years ahead, while remaining cash flow positive.”
Conference Call Information
Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or (201) 689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., and entering account number 3055 and conference ID number 343302. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company’s flagship product is the Powerlink® System, which is an endovascular stent graft for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, including with respect to 2010 financial guidance, expansion of the number of sales territories in 2010 and planned investments in research and development activities and sales force expansion, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Powerlink System and related new products, product research and development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended

December 31, 2008, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue:
Domestic Product Revenue	$10,800	$9,129	$43,682	$31,936

Non-US Product Revenue	2,862	1,550	8,759	5,695

Total Product Revenue	13,662	10,679	52,441	37,631
License Revenue	—	—	—	33

Total revenue	13,662	10,679	52,441	37,664
Cost of product revenue	3,361	2,835	13,181	10,380

Gross profit	10,301	7,844	39,260	27,284

Operating expenses:
Research, development and clinical	2,058	1,353	6,569	6,082
Marketing and sales	6,700	5,777	26,483	23,794
General and administrative	2,260	2,206	8,550	9,455

Total operating expenses	11,018	9,336	41,602	39,331

Loss from operations	(717)	(1,492)	(2,342)	(12,047)

Other income (loss):
Interest income (expense)	9	(37)	(144)	22
Other income (expense)	32	(47)	52	33

Total other income (expense)	41	(84)	(92)	55

Net loss	($676)	($1,576)	($2,434)	($11,992)

Basic and diluted net loss per share	($0.01)	($0.04)	($0.05)	($0.28)

Shares used in computing basic and diluted net loss per share	47,801	43,127	45,194	43,045

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$24,065	$7,611
Restricted cash equivalents	—	500
Accounts receivable, net	8,342	6,371
Other receivables	3	3
Inventories	5,540	7,099
Other current assets	389	443

Total current assets	38,339	22,027
Property and equipment, net	2,089	2,993
Goodwill	4,631	4,631
Intangibles, net	6,104	7,508

Other assets	129	104

Total Assets	$51,292	$37,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,225	$5,401
Current portion of long term debt	79	750

Current liabilities	7,304	6,151
Long term liabilities:
Long term debt	83	4,250
Other long term liabilities	1,051	1,045

Long term liabilities	1,134	5,295

Total liabilities	8,438	11,446

Stockholders’ equity:
Convertible preferred stock, $.001 par value; 5,000 shares authorized, no shares issued and outstanding
Common stock, $.001 par value; 75,000 shares authorized, 49,152 and 44,365 shares issued, and 48,657 and 43,870 outstanding	49	44
Additional paid-in capital	189,656	170,239
Accumulated deficit	(146,164)	(143,730)

Treasury stock, at cost, 495 shares	(661)	(661)
Accumulated other comprehensive income	(26)	(75)

Total stockholders’ equity	42,854	25,817

Total Liabilities and Stockholders’ Equity	$51,292	$37,263